Exhibit 10.31

PROMISSORY NOTE

US$__________________	Los Angeles, California
______________, 2003

FOR VALUE RECEIVED the undersigned RKO PICTURES, LLC ("Maker") promises to pay to the order of INTERNATIONAL MEDIA ACQUISITION GROUP, LLC ("Lender"), or any subsequent holder of this Note, at its address at 207-1040 Hamilton Street, Vancouver, British Columbia, Canada, V6B 2R9, the principal sum of _________________________________ DOLLARS AND NO CENTS (US$__________________) lawful money of the United States, with interest hereon in like lawful money, which interest shall be computed on the outstanding principal balance owing hereunder at a rate ("Rate") equal to the prime rate of the California Federal Bank, as published or declared by said bank from time to time at its main branch in Los Angeles which is used to determine the interest rate it will charge for US dollar loans made in the United States, and is designated by the said bank as its prime rate per annum or for any partial year during which there is a remaining principal balance on this Note. The principal and all accrued and unpaid interest thereon shall be due and payable twelve (12) months from the date of this Note, unless earlier accelerated pursuant to section 10.E. of that certain Letter of Intent, dated May 9, 2003, between the Maker and the Lender (the "Maturity Date").

Interest on this Note shall accrue annually until such time as this Note is paid in full, and all accrued interest shall be payable in full on the Maturity Date. If this Note is not paid in full on the Maturity Date, interest shall continue to accrue after such date at a daily rate ("Overdue Rate") equal to a rate which is equal to two percent (2%) per annum above the Rate, both on the principal amount and the aggregate interest accrued on this Note as of such date. Interest calculated at the Overdue Rate shall be due and owing, and shall accrue and be payable from the date of the default to and including the date of payment in full of all sums due hereunder and all other such indebtedness then owing, and shall be payable on demand.

If this Note is not paid in full when due, the undersigned promises to pay all costs and expenses of collection and attorneys' fees and court costs incurred by the holder hereof on account of such collection, whether or not suit is filed thereon.

The amounts and dates of all advances of principal made pursuant hereto and all amounts paid or repaid on this Note shall be indicated in records kept by Lender; provided, however, that the failure to make any such notation shall not limit or otherwise affect the obligations of the undersigned or rights of Lender hereunder.

On one (1) business day's written notice to Lender, the principal of this Note and the interest accrued thereon may be prepaid in whole or in part from time to time, with no prepayment penalty.

The undersigned waives protest, diligence, presentment, demand for payment, notice of default or nonpayment, notice of dishonor and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and to the fullest extent permitted by law, all rights to assert any statute of limitations to an action hereunder.

This Note is executed under and shall be governed by and construed in accordance with the laws of the State of California. In any action brought under or arising out of this Note, the undersigned hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by California law. The undersigned hereby waives any right which the undersigned may have to transfer or change the venue of any action brought by the holder of this Note.

in witness whereof, this note has been executed at Los Angeles, California, as of May __, 2003.

RKO PICTURES, LLC

("Maker")

By: ______________________________________

Its: ______________________________________

SCHEDULE TO NOTE

PRINCIPAL	INTEREST

Date	Borrowings	Payments	Balance	Interest Payments	Date on Which Interest Paid